Exhibit 99.1

Contact:
Richard Garr, President	301.366.4960
Ina McGuinness, Investor Relations	310.954.1100
Deanne Eagle, Media	917.837.5866

For Immediate Release

NEURALSTEM RECEIVES NON-COMPLIANCE NOTICE FROM NYSE AMEX

Rockville, Md., June 5, 2009 —  Effective January 1, 2009, Neuralstem (NYSE AMEX: CUR) adopted the provisions of EITF 07-05.  As a result of adopting EITF 07-05, 8,547,762 of the Company’s issued and outstanding common stock purchase warrants, previously treated as equity pursuant to the derivative treatment exemption, were no longer afforded equity treatment.  Effective January 1, 2009, the Company reclassified the fair value of these securities, which were outstanding at January 1, 2009, and which have exercise price reset and anti-dilution features, from equity to liability status as if these securities were treated as a derivative liability since their date of issue.  On January 1, 2009, the Company reduced additional paid-in capital by $6.9 million and decreased the beginning retained deficit by $.3 million as a cumulative effect to establish a long-term warrant liability of $6.6 million to recognize the fair value of such warrants.  The result of these adjustments was that the Company’s shareholder’s equity dropped below the $2,000,000 threshold required by the NYSE Amex for continued listing.

On June 5, 2009, the Company received notice from the NYSE Amex (“Exchange”) that it is not in compliance with the continued listing standards in Section 1003(a)(i) of the Exchange’s Company Guide.  Specifically, the Company has shareholder’s equity of less than $2,000,000 and losses from continuing operations and net losses in two of its three most recent fiscal years.  Pursuant to the notice, the Company has until July 6, 2009 to submit a plan to regain compliance by December 6, 2010.   In order to regain compliance, the Company must either: (i) have shareholders equity in excess of $2,000,000, or (ii) have a market capitalization of $50 million or more for a minimum of 30 consecutive trading days.  If the Company does not regain compliance or submit a plan by July 6, 2009, or if it submits a plan and the plan is not accepted by the Exchange, the Company will be subject to delisting procedures as set forth in Section 1010 and part 12 of the Company Guide.

 The Company intends to submit a plan to the Exchange.  If the plan is accepted, the Company’s common shares will remain listed during the plan period subject to periodic review by the Exchange to determine whether the Company is making progress consistent with the plan.  If the plan is not accepted, the Company has the ability to appeal such determination.  During such appeal process, the Company’s common shares will remain listed.

CEO and President Richard Garr said, “We are confident that the company will be in compliance.”

CREATING CURES FROM THE FRONTIER OF NEUROBIOLOGY

9700 Great Seneca Highway Rockville, MD 20855 301-366-4960 FAX 240-453-6208

About Neuralstem, Inc.

Neuralstem's patented technology enables, for the first time, the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells into mature, physiologically relevant human neurons and glia. The Company is targeting major central nervous system diseases including: Ischemic Spastic Paraplegia, Traumatic Spinal Cord Injury, Huntington’s disease and Amyotrophic Lateral Sclerosis (ALS), often referred to as Lou Gehrig's disease.  Neuralstem’s IND is under review with the FDA for ALS.  ALS is a progressive, fatal neurodegenerative disease that affects nerve cells in the brain, leading to the degeneration and death of the motor neurons in the spinal cord that control muscle movement. ALS affects roughly 30,000 people in the U.S., with about 7,000 new diagnoses per year.  Pre-clinical work has shown Neuralstem’s cells to extend the life of rats with ALS (as reported the journal TRANSPLANTATION, in collaboration with Johns Hopkins University researchers), and also reversed paralysis in rats with Ischemic Spastic Paraplegia, (as reported in NEUROSCIENCE; June 29, 2007, in collaboration with researchers at University of California San Diego).

Cautionary Statement Regarding Forward Looking Information
This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward- looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-KSB for the year ended December 31, 2008 and the quarterly report on form 10-Q for the period ended March 31, 2009.

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